                                                                     EXHIBIT 1.3

                              RETRAC MEDICAL, INC.

                                ESCROW AGREEMENT


         This Escrow Agreement ("Agreement") is entered into as of ________ __, 2001 by and among U.S. BANK, NATIONAL ASSOCIATION (the "Escrow Agent"), RETRAC MEDICAL, INC., a Delaware corporation (the "Company") and CENTEX SECURITIES INCORPORATED, a California corporation (the "Underwriter").

                                 R E C I T A L S
                                 ---------------


         A. The Company proposes to offer for sale to investors through one or more registered broker-dealers up to 3,125,000 units ("Units") of the Company at a price of $8.00 per Unit (the "Proceeds"), pursuant to a Prospectus dated _________ __, 2001 (the effective date of the Prospectus), as amended or supplemented from time to time (the "Prospectus"). Each Unit will consist of one share of common stock of the Company and a detachable warrant to purchase one share of common stock at an exercise price of $8.80 per share

         B. The Underwriter intends to sell the Units as the Company's agent and on a best-efforts, all-or none basis as to 2,500,000 Units and on a best-efforts basis as to an additional 625,000 Units in a public offering (the "Offering"). If subscriptions for at least 2,500,000 Units are not accepted by the Company prior to ________ __, 2001 (________ months following the effective date of the Prospectus) (the "Minimum Offering Termination Date"), no Units of the Company will be sold.

         C. In compliance with the Prospectus and the underwriting agreement between the Company and the Underwriter (the "Underwriting Agreement"), the Company and the Underwriter desire to establish an escrow account with the Escrow Agent in which funds received from subscribers will be deposited pending completion of the escrow period. The Escrow Agent agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein.

         D. The term "Participating Broker" as used herein shall include the Underwriter and other co-underwriters and/or other participating brokers as part of the selling group. All Participating Brokers shall be bound by this Agreement. However, for purposes of communications and directives, the Escrow Agent need only accept those signed by the Underwriter.

                                A G R E E M E N T
                                -----------------


         It is agreed as follows:

         1. INCORPORATION OF RECITALS AND GENERAL PROVISIONS. The recitals set forth above and the General Provisions attached hereto as Exhibit "A" shall constitute and shall be deemed to be an integral part of this Agreement.

         2. ESCROW.

                  2.1 ESCROW AGENT. For a period commencing on the date hereof and terminating 15 days after the Minimum Offering Termination Date, the Escrow Agent shall act as an escrow agent and shall receive and disburse the proceeds from the sale of the Units in accordance with the terms of this Agreement. The Escrow Agent hereby represents and warrants to each Participating Broker that it is a "Bank" as such term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "Act").

                  2.2 ESCROW ACCOUNT. Commencing on the date hereof, the parties shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled "________________" (the "Escrow Account"). The Participating Brokers will instruct subscribers to make checks for subscriptions of Units payable to the order of the Escrow Agent. Any checks received that are made payable to a party other than the Escrow Agent shall be returned to the Participating Broker who submitted the check.

         3. DEPOSITS INTO THE ESCROW ACCOUNT. Each Participating Broker agrees that it shall promptly deliver all monies received from subscribers for the payment of the Units to the Escrow Agent for deposit in the Escrow Account together a written account containing the items set forth in Section 4 (a "Written Account"). The Proceeds shall be received by the Escrow Agent from the Participating Brokers and deposited no later than noon on the following business day in the Escrow Account; provided, however, that Proceeds received by the Escrow Agent within 48 hours prior to a scheduled Initial or Additional Closing Date (as hereinafter defined) may be held by the Escrow Agent until such closing (but not longer than 48 hours) and, upon joint instruction of the Company and the Underwriter, deposited directly into the Company's account or returned to the subscriber(s). All Proceeds deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount."

         4. SUBSCRIBER INFORMATION. Each Written Account shall set forth the name, address, social security number or taxpayer identification number, the number of Units purchased, the amount paid therefor, and the form of payment (i.e. check, draft, money order) to be deposited for each subscriber whose funds are deposited with the Escrow Agent pursuant to Section 3 hereof. Such Participating Broker shall also notify the Escrow Agent if a properly executed U.S. Treasury Department Form W-9 has not been received from any subscriber whose funds are deposited with the Escrow Agent.

         5. INVESTMENT OF PROCEEDS. The Escrow Agent shall invest all Proceeds deposited with it hereunder as directed by the Company, in (i) Bank accounts,
(ii) Bank money-market accounts, (iii) short-term certificates of deposit of Banks located in the United States, or (iv) short-term securities issued or guaranteed by the U.S. government. The term "Bank" is defined in Section 3(a)(6) of the Act. Such investments shall be made in a manner consistent with the requirement that the Proceeds be available for delivery by the Escrow Agent at the times described herein. After any reductions made in accordance with Section 10 hereof, income received from investment of the Proceeds shall be credited to the subscribers in proportion to the amounts deposited with respect to each subscriber and in proportion to the number of days the collected Proceeds from each subscriber are held in the Escrow Account. Pursuant to the provisions of this Agreement, Escrow Agent shall disburse all income earned (less any amounts required to be withheld by the Escrow Agent under the applicable federal income tax laws) directly to the Company with respect to the Proceeds, and the Company shall determine and disburse to each subscriber his or her proportionate share of such income computed as provided above. The Company is aware that there may be a forfeiture of interest in the event of early withdrawal from an interest bearing account of investment.

         6. INITIAL CLOSING DATE. The term "Qualifying Subscriptions" shall refer to all subscriptions which have been received by the Company, which the Company intends to accept, and whose funds have been received by the Escrow Agent, have cleared normal banking channels, and are in the form of cash. If Qualifying Subscriptions have been received for at least 2,500,000 Units on or before the Minimum Offering Termination Date, the Company shall notify the Escrow Agent and by instructions (which may accompany such notice or be provided subsequently) given at least 2 business days in advance, shall specify the "Initial Closing Date" (which must be not more than 10 days after the Minimum Offering Termination Date), the approximate amount of Qualifying Subscriptions for the Company to be accepted as of such Initial Closing Date, the identity of the subscribers whose subscriptions are anticipated to be accepted as of the Initial Closing Date, and the approximate amount of the Proceeds to be paid to the Company and to each Participating Broker, respectively. On the Initial Closing Date, the Escrow Agent, upon telephonic notice from the Company and the Underwriter that all contingencies for payment have been satisfied as required by Rule 15c2-4 under the Act (which notice the Company shall promptly confirm in writing) shall pay to the Company and each Participating Broker the amounts specified by such notice, and shall additionally pay to the Company the interest earned on such Proceeds for disbursement to subscribers pursuant to Section 5 hereof.

         7. COLLECTION PROCEDURE. The Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the Proceeds of each check, deposit the collected Proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid. Any check returned unpaid to the Escrow Agent shall be returned to the Participating Broker that submitted the check. In such cases, the Escrow Agent shall promptly notify the Company of such return. From time to time, upon instructions from the Company identifying those subscribers whose subscriptions have been rejected, the Escrow Agent shall return such funds to the subscribers so identified with such interest as has been credited to them pursuant to Section 5 hereof. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

         8. FAILURE TO MEET MINIMUM SUBSCRIPTION. If Qualifying Subscriptions for at least 2,500,000 Units have not been received by the Minimum Offering Termination Date, then the Escrow Agent shall promptly return all collected funds and uncollected checks and other instruments to each subscriber, without deduction, penalty, or expense to the subscriber, and with such interest as has been credited to the subscriber pursuant to Section 5 hereof. The Escrow Agent shall notify the Company and each Participating Broker of the distribution of such funds. The Proceeds returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors. Prior to the Initial Closing Date, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

         9. NOTICE OF EXTENSION OR TERMINATION OF OFFERING. Upon final termination of the offering, the Company shall instruct Escrow Agent pursuant to
Section 6 as to the disposition of any remaining funds and interest thereon.

         10. FEES. The Escrow Agent, for services rendered under this Agreement, shall receive a fee as set forth on Exhibit "B" hereto. The fees of the Escrow Agent shall be paid by the Company. In no event shall the fees of the Escrow Agent or any reimbursement for costs and expenses, indemnification for any damages incurred by the Escrow Agent, or any monies whatsoever be paid out of, deducted from, offset against, or otherwise chargeable to the Escrow Amount.

         11. RESIGNATION. The Escrow Agent shall have the right to resign at any time and be discharged from its duties as escrow agent hereunder by giving the Company at least 30 days prior written notice thereof; provided, however, that if the Escrow Agent shall exercise its right of resignation hereunder, it shall receive as its fee for services rendered as escrow agent a fee as provided in
Section 10 hereof.

         12. DUTIES AND RESPONSIBILITIES OF ESCROW AGENT. The Escrow Agent shall have no duties or responsibilities other than those set forth herein and shall:

                  (a) Be under no duty to enforce payment of any subscription which is to be paid to and held by it hereunder;

                  (b) Be under no duty to accept funds, checks, drafts or instruments for the payment of money from anyone other than the Participating Brokers or the Company or to give any receipt therefor except to the Participating Brokers or the Company;

                  (c) Be protected in acting upon any notice, request, certificate, approval, consent or other paper believed by it to be genuine, signed by the proper party or parties and in accordance with the terms of this Agreement;

                  (d) Be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any one of its authorized officers and mailed, by registered or certified mail, in a sealed postpaid wrapper, addressed to the Company at the following address:

                           Retrac Medical, Inc.
                           22 South Main Street
                           New City, NY 10956

                  (e) Be indemnified and held harmless by the Company from any and all claims made against it (including claims regarding the disbursement of funds), or any and all expenses incurred by it (including reasonable attorneys'
fees), by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss it may sustain in carrying out the terms of this Agreement, except such claims, expenses or losses which are occasioned by its bad faith, negligence or willful misconduct; and

                  (f) Not be liable for any forgeries or impersonations concerning any documents to be handled by it.

         13. DISPUTES. If the Company, the Participating Brokers, or anyone else, disagree on any matter connected with this escrow, (i) Escrow Agent will not have to settle the matter, (ii) Escrow Agent may wait for a settlement by appropriate legal proceedings or other means Escrow Agent may require, and in such event Escrow Agent will not be liable for interest or damage, (iii) Escrow Agent will be entitled to such reasonable compensation for services, costs and attorneys' fees as a court may award if Escrow Agent intervenes in or is made a party to any legal proceedings, (iv) Escrow Agent shall be entitled to hold documents and funds deposited in this escrow pending settlement of the disagreement by any of the above means, and (v) Escrow Agent shall be entitled to file an interpleader action and deposit any Proceeds or property with an appropriate court.

         14. NO LEGAL ADVICE. This transaction is an escrow and Escrow Agent is an escrow holder only and as escrow holder Escrow Agent may not give legal advice as to any conditions or requirements in this escrow.

         15. NOTICES TO ESCROW AGENT. Any written notice required to be given or delivered to the Escrow Agent shall be deemed conclusively given and delivered hereunder if the written notice is mailed, by registered or certified mail, in a sealed postpaid wrapper, addressed as follows:

                           U.S. Bank, National Association
                           4100 Newport Place
                           Suite 130
                           Newport Beach, CA  92660
                           Attn:  Gloria Garriott

         16. INSTRUCTIONS; COPIES OF NOTICES. Any instructions or other communications to the Escrow Agent provided for herein shall be in writing, but may be in telegraphic or telex form if promptly confirmed in writing. A copy of this Agreement, or any amendment or addendum hereto, or closing statement or document deposited in this escrow shall be furnished by Escrow Agent to those persons outside of this escrow designated from time to time by the Company.

         17. PAYMENTS. All disbursements from the escrow account shall be made to the party concerned, by Escrow Agent's cashier's check to such party's order or to deposit to such party's bank account. All checks, documents, and correspondence shall be mailed to such party at the address given by the Company.

         18. MISCELLANEOUS. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This Agreement shall be construed in accordance with the laws of the State of California and may be modified only in writing.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the day and year first hereinabove written.

                                     RETRAC MEDICAL, INC.,
                                     a Delaware corporation



                                     By:
                                        ----------------------------------------
                                          Thomas Sassone, President and Chief
                                          Executive Officer

                                     CENTEX SECURITIES, INCORPORATED,
                                     a California corporation


                                     By:
                                        ----------------------------------------
                                          Bruce Biddick, President





ACKNOWLEDGED AND AGREED

U.S. BANK, NATIONAL ASSOCIATION


By:
   --------------------------------------------------

                                                                     EXHIBIT "A"

                               GENERAL PROVISIONS
                               ------------------

DEPOSITS - All funds received in escrow shall be deposited in an interest bearing escrow account of U.S. Bank, National Association.

RESPONSIBILITY FOR DEPOSITED PROPERTY - Escrow Agent is not a party to, or bound by, any provisions contained in any agreements which may be deposited under, evidenced by, or arise out of these instructions, and with respect thereto, acts as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any Property or with respect to the form or execution of any agreements, or the identity, authority or right of any person executing or depositing any property herein.

DEFAULTS - Escrow Agent shall not be required to take or be bound by notice of any default of any person, including any Principal, or to take any action with respect to such default whether or not such action involves any expense or liability. These instructions shall not be subject to modification or rescission except upon receipt by Escrow Agent (at the office named above) of written instructions from each of the Principals or their successors in interest, and no such rescission or modification shall be effective unless and until consented to by Escrow Agent in writing.

NOTICES - Principals hereby indemnify and hold Escrow Agent harmless against any loss, liability, damage, cost or expense, including reasonable attorneys' fees,
(a) related in any way to Escrow Agent's acting upon any notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be signed by Principals or any other proper person, and (b) incurred in connection with any act or thing done hereunder.

EXERCISE OF JUDGMENT - Escrow Agent shell not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which Escrow Agent may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct. Escrow Agent shall have duties only to Principals, and no person or entity shall be deemed a third party beneficiary of these instructions.

COUNSEL - Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of these instructions or Escrow Agent's duties thereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel,

DISAGREEMENTS - In the event of any disagreement between the Principals, or any of them or any other person or persons whether or not named in these instructions, and adverse claims or demands are made in connection with or for any of the Property, Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand so long as such disagreement shall continue, and in so doing, Escrow Agent shall not be or become liable for damages or interest to the Principals, or any of them, or to any other person or persons for Escrow Agent's failure or refusal to comply with such conflicting or adverse claims or demands. Escrow Agent shall be entitled to continue so to refrain and refuse so to act until:

         a. the rights of the adverse claimants have been fully adjudicated in a court assuming and having jurisdiction of the claimants and the Property; or

         b. all differences shall have been adjusted by agreement, and Escrow Agent shall have been notified thereof in writing by all persons deemed by Escrow Agent, in its sole discretion, to have an interest therein.

In addition, Escrow Agent, in its sole discretion, may file a suit in interpleader for the purpose of having the respective rights of all claimants adjudicated, and may deposit with the court all of the Property deposited in escrow; and the Principals agree to pay all costs and counsel fees incurred by Escrow Agent in such action, such costs and fees to be included in the judgment in any such action.

INDEMNITY - In consideration of this appointment by Escrow Agent, the Principals agree to indemnify and hold Escrow Agent harmless as to any liability incurred by Escrow Agent to any person, firm or corporation by reason of its having accepted same or in carrying out any of the terms hereof, and to reimburse Escrow Agent for all its expenses, including among other things, counsel fees and court costs incurred by reason of its position or actions taken pursuant to these Escrow Instructions. The Principals hereby agree that the Escrow Agent shall not be liable to any of them for any actions taken by Escrow Agent pursuant to the terms hereof.

COURT ORDERS - Escrow Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by Escrow Agent, Escrow Agent shall not be liable to any of the parties hereto, their successors, heirs or personal representatives by reason of Escrow Agent's compliance with such writ, order, judgment or decree, notwithstanding if such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

ATTORNEY'S FEES - If any action be brought to interpret or enforce these instructions, or any part thereof, the Principals jointly and severally agree to pay to Escrow Agent all Escrow Agent's attorney fees, accounting fees, special and extra service fees and other costs related to such action.

CANCELLATION - In the event the escrow established hereby is cancelled, the Principals jointly and severally shall nevertheless pay to the Escrow Agent the initial fee together with all costs end expenses of Escrow Agent, including attorney fees. Notwithstanding anything in these instructions to the contrary, Escrow Agent may, in its sole discretion, upon ten (10) days written notice to any of the Principals, resign as Escrow Agent and shall be entitled to reimbursement for those costs and expenses incurred to the date of such resignation. Upon cancellation by the Principals or resignation by Escrow Agent, after deducting Escrow Agent's fees, costs and expenses, the balance of any funds or Property shall be returned to the respective Principals who shall have deposited same.

FEES AND CHARGES - In the event that (a) Escrow Agent performs any services not specifically provided for herein or (b) there is an assignment or attachment of any interest in the subject matter of the escrow established hereby or any modification thereof, or (c) any dispute or controversy arises hereunder, or (d) Escrow Agent is named a party to, or intervenes in, any litigation pertaining to this escrow or the subject matter thereof, Escrow Agent shall, in addition to fees and charges for ordinary services, be reasonably compensated therefore and reimbursed for all costs and expenses, including attorneys' fees, occasioned thereby. Escrow Agent shall have a first lien on the Property for such compensation and expenses, and the Principals agree jointly and severally to pay the same for its ordinary services hereunder.

Escrow Agent shall be entitled to an initial, non-refundable set-up fee ("initial fee") of $1,500.00, payable concurrently with its acceptance, and to additional compensation for wire fees, messenger fees, $250.00 yearly hold-open fee (due if escrow open over 1 year from the date of these instructions), and/or any other reasonable and necessary out-of-pocket expenses incurred by Escrow Agent.

The Principals understand that Escrow Agent will charge additional fees, including premium hourly fees, for any services performed according to these Escrow Instructions, or any modification or any service not specifically provided therein, that involve concerted effort, employees working overtime, expedited handling of any aspect of the Escrow, or other similar services.

SIGNATURES - These instructions may be executed in counterparts, each of which so executed shall be deemed as original, irrespective of the date of its execution and delivery, and said counterparts together shall constitute one and the same instrument.

                         U.S. BANK, national association

                                SCHEDULE OF FEES

                                       FOR

                              RETRAC MEDICAL, INC.


Acceptance Fee (Non-Refundable)....................................... $1,500.00
Additional Escrow Fees. Yearly Hold-Open Fee
  (due if escrow open over 1 year from the date of these
  instructions)....................................................... $5,500.00
Wire fee, per wire....................................................   $ 25.00
Disbursement fee, per check...........................................   $ 15.00
Reasonable and customary charges for unscheduled services,
   including messenger fees, federal express charges or other out-of pocket expense..............................................  various